Exhibit 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Rentech, Inc.

1331 17th Street, Suite 720

Denver, CO 80202

We consent to the incorporation by reference in Registration Statement Nos. 333-113001, 333-108392, 333-85682, 333-34890, 333-47317, 333-39334, and Post-Effective Amendment No. One to Registration Statement No. 333-47317, which was declared effective as Registration Statement No. 333-58529, of Rentech, Inc. on Form S-3, and in Registration Statement Nos. 033-90250, 333-46003 and 333-95537, of Rentech, Inc. on Form S-8, of our report dated November 23, 2004 appearing in the Annual Report on Form 10-K of Rentech, Inc. for the year ended September 30, 2004.

We also consent to the reference to us under the heading “Experts” in the Prospectuses, which are a part of the Registration Statements.

/s/ Ehrhardt Keefe Steiner & Hottman P.C.

November 23, 2004

Denver, Colorado